Exhibit 5.2

[Holland & Hart LLC Letterhead]

April 8, 2004

Board of Directors
CH2M HILL Companies, Ltd.
9191 South Jamaica Street
Englewood, CO 80112

Re:
CH2M HILL Retirement and Tax-Deferred Savings Plan

Members of the Board:

        On February 7, 2002, the Internal Revenue Service issued a favorable determination letter confirming that the CH2M HILL Retirement and Tax-Deferred Savings Plan (the "Plan") as restated effective June 1, 2000 was qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Since the issuance of that favorable determination letter, the Plan has been amended twice for changes in the law. Effective January 1, 2002, the Plan was amended as required by the Economic Growth and Taxpayer Relief Reconciliation Act of 2001. Effective January 1, 2003, the Plan was amended to comply with changes in the minimum required distribution provisions of Sections 401(a)(9) of the Code. Based on these facts and our knowledge of the Plan, we believe that the form of the Plan remains qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

        We consent to the filing of this letter with the Securities and Exchange Commission as an exhibit to the company's registration statement.

Sincerely,

/s/  JANE O. FRANCIS

Jane O. Francis, P.C.
of Holland & Hart LLP